Exhibit 10.10

Employment Agreement

This Employment Agreement (hereafter referred to as this “Agreement”) is entered into by and between Foshan S.P.L Special Materials Company (hereafter referred to as “Party A”) and Shijun Zeng (hereafter referred to as “Party B” ) as of November 20, 2008. Party A agrees to appoint Party B as chief technology officer and Party B agrees to accept the appointment, the Parties agree as follows:

Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

1.
The employment term is commencing upon November 20, 2008 and ending on November 19, 2013. During the employment term, Party A or Party B may terminate this Agreement by giving a thirty-day advance notice, and it is not subject to any penalty and pecuniary compensation.

2.	Party B’s job post description: Party B shall be in charge of all the technical and R&D matters under the leadership of the Board of Directors and the general manager.
3.	Party B’s salary: US$ 5,000 per month beginning on the closing date of the public offering.
4.	Welfare: during the employment term, Party A shall provide free accommodation for Party B.
5.	Modification of this Agreement: the Parties may modify this Agreement upon negotiation.
6.	Termination of this Agreement: this Agreement may be terminated upon negotiation. Party B may terminate this Agreement by giving thirty-day advance notice in writing.
7.	Party B agrees to abide by the Personnel Regulations and other rules and regulations stipulated by Party A.
8.	Issues that are not provided in this Agreement may be determined by the Parties through negotiation.

Party A: Foshan S.P.L Special Materials Company
(Seal)
November 20, 2008

Party B: Shijun Zeng
(Signature)
November 20, 2008